Exhibit 5


                                          April 24, 1996



Board of Directors
Union Carbide Corporation
39 Old Ridgebury Road
Danbury, CT  06817-0001

     Re:  Registration Statement on Form S-8 for Compensation
          Deferral Program

Dear Sirs:

          Please refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission by Union Carbide Corporation (the "Corporation") relating to $25,000,000 of the Corporation's deferred compensation obligations (the "Deferred Compensation Obligations") which are issuable under The Union Carbide Corporation Compensation Deferral Program (the "Plan").

          We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Corporation and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

          Based upon the foregoing, we are of the opinion that:

          1. The Corporation has been duly organized and is validly existing under the laws of the State of New York.

          2. The Plan has been duly adopted by the Board of Directors of the Corporation.

          3.     When issued, the Deferred Compensation
Obligations of the Corporation will be valid and binding obligations of the Corporation, enforceable in accordance their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.


Board of Directors              -2-               April 24, 1996


          We hereby consent to the use of this opinion as
Exhibit 5 to the Registration Statement.


                                    Very truly yours,


                                    KELLEY DRYE & WARREN